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                                                                    EXHIBIT 10.5

                  AT&T MANAGEMENT COMPANY COMMISSION AGREEMENT
                       MURDOCK COMMUNICATIONS CORPORATION


         This Agreement is entered into between AT&T Communications, Inc. acting on behalf of the Interstate Division of AT&T Corp. and the AT&T Communications interexchange companies (hereinafter "AT&T") and MURDOCK COMMUNICATIONS CORPORATION (hereinafter "Agent"), and covers non-public telephones and public telephones.

         WHEREAS, Agent manages telecommunications services for a number of hotel locations including the selection of the interexchange carrier for the non-public (in room) telephones and/or public telephones at such locations;

         WHEREAS, AT&T desires to promote telephone calling convenience for customers who wish to make telephone calling card calls and other types of operator assisted calls from the non-public and public telephones at hotel locations which are managed by Agent; and

         WHEREAS, Agent wishes to participate in and to make available to the hotels that it manages, a program which provides commissions on AT&T Undesignated Non-Sent Paid calls placed from Telephones at their Locations.

         WHEREAS, AT&T and Agent entered into an AT&T Commission Agreement, effective January 16, 1996, which provided commissions on AT&T Undesignated Non-Sent Paid Calls placed from Locations covered under the Agreement; and

         WHEREAS, the parties wish to replace the aforesaid AT&T Commission Agreement with this Agreement; and,

         NOW, THEREFORE, in consideration of the mutual benefits accruing to each party, the parties hereby covenant and agree as follows:

1.0      TERM

1.1 This Agreement will begin as of the 16th day of the month after it is signed by both parties and shall continue for a period of two (2) year(s) ("Initial Term"). This Agreement shall be automatically renewed for additional one year terms unless either party notifies the other at least thirty (30) days prior to the expiration date.

1.2 AT&T reserves the right to terminate this Agreement in its sole discretion, with or without cause, upon sixty (60) days written notice to Agent and

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immediately, by written notice to Agent, (1) if AT&T receives complaints regarding Agent; (2) if any claims are made against AT&T arising from Agent's acts or omissions; (3) if AT&T determines that AT&T's tariffed services may be adversely affected under this Agreement or that this offer may adversely affect AT&T's public image or damage its reputation or goodwill.

1.3 Either party may terminate this Agreement with respect to any or all Locations if the Federal Communications Commission, a State Public Utilities Commission or a court of competent jurisdiction issues an order or ruling which materially and adversely affects this Agreement, or the parties' ability to perform its responsibilities as set forth herein. Such termination shall not give rise to any claims for damages, provided, however, that the parties shall comply with their obligations hereunder up to the date of termination.

2.0      AGENT RESPONSIBILITIES

2.1 Agent represents and warrants that it is authorized to manage telephone operations for all the telephones covered by this Agreement, to perform all of the duties set forth below and to receive commissions from AT&T with respect to each of the hotel locations listed in Attachment A to this Agreement ("Locations"). In return for the commissions to be paid by AT&T, Agent agrees to make the following services available to AT&T and/or to telephone users ("Users") at the Locations.

2.2 Agent shall make any and all necessary arrangements so that all undesignated Non-Sent Paid Calls (collect, person-to-person, billed to third number and calling card calls, excluding AT&T 500, 700, 800, 888 and 900 Service and Directory Assistance calls) from Telephones at the Locations are routed to the AT&T Network. All undesignated non-sent paid calls shall be routed to the AT&T network, not limiting such routing to AT&T CIID proprietary calling cards, LEC calling cards or any commercial credit card that allows calling card capability. "Telephones" are non-public and public telephones used to permit Users to place calls from rooms, conference rooms and other non-public and public areas.

2.3 Agent shall provide a minimum P.05 grade for service for AT&T Undesignated Non-Sent Paid Calls from non-public Telephones at each of the Locations. "P.05 grade of service" means that 95% of AT&T Undesignated Non-Sent Paid Calls are transmitted to the AT&T Network on the first attempt during the busiest hour of calling each day. Whenever touch tone service is available from the local exchange carrier (LEC), all Telephones shall be equipped to provide touch tone service. Agent shall make all necessary arrangements so that all trunks carrying AT&T Undesignated Non-Sent Paid Calls reach the AT&T

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Operator Service Position System (OSPS) and are identified as originating from a restricted location (e.g., through an appropriate class of service code or through an indicator light). Agent shall also obtain class of service, screening, or similar service, for the access lines used to transmit AT&T Undesignated Non-Sent Paid Calls covered by this Agreement, so that collect and third number billed calls cannot be billed to such lines. Agent's responsibilities shall continue throughout the term of this Agreement and shall apply to all changes in trunking and/or telephone numbers at the Locations. AT&T shall not be obligated to calculate or pay any commissions unless the above information has been timely supplied by Agent. Agent shall be solely responsible for operation and maintenance of the Telephones.

2.4 Non-public Telephones shall have access to AT&T's Network for interLATA Non-Sent Paid Calls through the simplest dialing sequence feasible from each Location, such as an "8-0+" dialing protocol where available. In jurisdictions where AT&T is certified to provide intraLATA service, Agent shall at AT&T's request and where technically feasible, permit use of the "10288" or "1010288" dialing code and "1-800-CALLATT" so that Users may place intraLATA AT&T Non-Sent Paid Calls.

2.5 At such time as AT&T has regulatory authority to handle undesignated intraLATA and/or local Non-Sent Paid Calls through AT&T's Operator Services Systems and to carry such calls on the AT&T network, AT&T may elect to handle such calls from Telephones by giving written notice to Agent. AT&T may make this election with respect to all or any part of the Telephones. Agent shall implement any such election within thirty to sixty (30-60) days after receipt of AT&T's notice by causing all undesignated intraLATA and/or local Non-Sent Paid Calls on Telephones subject to the election to be routed to AT&T's Operator Services Systems for carriage on the AT&T Network. This election shall not apply to Telephones covered by a binding contractual commitment, executed prior to the effective date of this Agreement, requiring such undesignated intraLATA and/or local Non-Sent Paid Calls to be delivered to another carrier until such commitment expires or can be terminated without a breach of contract or payment of termination charges.

2.6 Agent shall post on or near each Telephone, in plain view of Users, a notice identifying AT&T as the provider of operator services for such Telephone, together with all other information required to be provided under any applicable state law or regulation and the Telephone Operator Consumer Service Improvement Act of 1990.

2.7 Agent shall provide dialing instruction at or near each Telephone which will inform Users how to make AT&T Undesignated Non-Sent Paid Calls from such

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Telephones. No other signage relating to interLATA Non-Sent Paid Calls shall be used with such Telephones unless previously authorized in writing by AT&T.

2.8 Agent will provide AT&T or its designee with reasonable access to the Telephones and to Agent's records relating to the Telephones covered by this Agreement.

2.9 Agent shall make all necessary arrangements to ensure that its agents and employees do not bill any AT&T Non-Sent Paid Calls originating from the Telephones to an AT&T or LEC calling card issued to Agent.

2.10 Agent shall make all necessary arrangements so that Telephones allow access to 800 and 950 access code numbers of other providers of operator services, as required by the Telephone Operator Consumer Services Improvement Act of 1990 and any applicable state law or regulation. Agent shall also provide 10XXX or 1010XXX access for Telephones as required by the Federal Communications Commission or any applicable state law or regulation.

2.11 Nothing in this Agreement shall affect Agent's right to arrange for provision of Sent-Paid Calls from the Telephones. However, Agent shall not utilize any manual or mechanical procedure to: (i) divert undesignated, Non-Sent Paid Calls to any other carrier or to convert such calls into Sent-Paid ("1+") Calls; (ii) divert AT&T "800" access calls to any other carrier or to convert such calls into Sent-Paid ("1+") calls; or, (iii) divert any AT&T "800" access call to the AT&T "10288" or "1010288" access codes or any other undesignated call type (0+, 0-, or 00).

2.12 If a Location elects to install Operator Express Service, access to AT&T's OSPS from Agent's PBX shall be provided through high capacity T1.5 circuits. Agent represents that each of its Locations shall be responsible for the payment of all charges for access lines required to route calls from its PBX to the AT&T OSPS.

2.13 Agent represents and warrants that it is authorized to choose the operator services provider for each Location and Telephone listed in Attachment A, that it owns and/or has an equity interest in the Location, or if not, that it has entered into a separate agreement with each Location and that such agreement is for the benefit of Agent and AT&T. Agent shall have each Location that it does not own or have an equity interest in provide a supplement to its agreement with Agent substantially similar to Exhibit 1 (Letter of Agency) and Exhibit 2 (Letter of Authorization). Any such supplements to be used by Agent for purposes of the Location's acknowledgment and signature must be preapproved by AT&T. The preceding supplement(s) must be provided to AT&T in order for Agent to receive commission payment, as set forth in section 2.1 below, for a Location(s).


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2.14 Agent represents and warrants that they have not entered into any other agreement with another interexchange carrier for Non-Sent Paid Calls at the Locations listed on Attachment A.

2.15 Agent will use its best efforts to retain the Locations in Attachment A hereto during the term of this Agreement and shall immediately notify AT&T when Agent no longer owns such Location or is no longer authorized to manage the telecommunications services at the Location and to remove said Location from Attachment A.

2.16 Any hotel location that is currently under an AT&T Individual Commission Agreement for "0+" service, or has been subject to such an Agreement within ninety (90) days prior to Agent's request to add the location to Attachment A, may NOT be brought under this Agreement, unless mutually agreed to by both parties.

2.17 Agent shall make no advertising, marketing, publicity, or other like uses of AT&T's name and/or logos without obtaining AT&T's prior consent and at no time shall Agent represent that it or its employees or agents are authorized sales representatives of AT&T.

2.18 Agent shall allow AT&T to conduct unannounced, physical audits at Locations covered under this Agreement to determine compliance with the terms and conditions of the Agreement. Such audits shall not be conducted more than once each quarter per Location. Agent shall facilitate AT&T's access to all public and non-public Telephones and shall allow AT&T to make test calls and examine the telephone equipment as necessary to determine compliance. If AT&T is denied such access by Agent, AT&T shall, at its sole discretion, have the option to suspend the Location(s) and cease paying commissions for said Location(s). Any Location(s) found to have one or more Telephones out of compliance with the terms and conditions of this Agreement shall be deemed to have failed the audit and shall be suspended from coverage under the Agreement. No commission payments shall be paid for such Location(s) until such time as Agent has demonstrated that all Telephones at the Location(s) have been brought back into compliance. If more than twenty percent (20%) of Agent's total Locations are out of compliance for two successive quarters, AT&T may, at its sole discretion, terminate this Agreement in its entirety.

2.19 Agent acknowledges and assumes any and all responsibility to each Location for the commission payments which Agent has received from AT&T on its behalf.


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3.0      AT&T RESPONSIBILITIES

3.1 Beginning no later than thirty (30) days after AT&T signs this Agreement, AT&T will track and aggregate all AT&T Undesignated Non-Sent Paid Calls for all Locations which comply with all of the terms and conditions of Section 2 above. AT&T will then pay Agent a commission at the rate of [Confidential Treatment Requested] per message for AT&T Undesignated Non-Sent Paid Calls tracked from Telephones at the Location(s) listed in Attachment utilizing switched access, and the rate of [Confidential Treatment Requested] per completed message for AT&T Undesignated Non-Sent Paid Calls tracked from Covered Telephones at the Locations listed in Attachment A utilizing T1.5 access, provided, however, that AT&T shall not pay any commission (1) on AT&T Undesignated Non-Sent Paid Calls billed to Agent, or (2) for Locations where Agent blocks access in violation of the Telephone Operator Consumer Services Improvement Act of 1990 as set forth in subsection 1.10 herein.

3.2 All commissions due for AT&T Undesignated Non-Sent Paid Calls shall be calculated based on a monthly period (commission month) beginning on the 16th day of each month and concluding on the 15th day of the following month. Commission will be paid and forwarded to Agent as indicated in Attachment A.

3.3 AT&T, in its sole discretion, reserves the right to refuse to add, exclude or remove a Location and/or telephone station from inclusion under this Agreement but shall continue to pay applicable commissions through the date a station and/or a Location is removed from this Agreement.

3.4 Except in cases involving willful or wanton misconduct, AT&T's liability to Agent shall be limited to its obligations to pay commissions as set forth above. AT&T SHALL NOT BE LIABLE TO AGENT FOR ANY INDIRECT, SPECIAL INCIDENTAL, CONSEQUENTIAL OR PUNITIVE LOSS OR DAMAGE OF ANY KIND, INCLUDING LOST PROFITS (whether or not AT&T had been advised of the possibility of such loss or damage), BY REASON OF ANY ACT OR OMISSION IN ITS PERFORMANCE UNDER THIS AGREEMENT.

4.0      BONUS PAYMENTS

4.1 Within forty-five (45) days after execution of this Agreement by both parties, AT&T will pay to Agent a one time Signing Bonus payment of Two Hundred Thousand Dollars ($200,000).

4.2 During the Initial Term of this Agreement, Agent will be entitled to earn Quarterly Bonus payment(s) paid within 45 days after the end of each three month period ("Bonus Quarter"). Each bonus payment will be in the amount of one hundred thousand dollars ($100,000) subject to meeting a quarterly commitment of


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[Confidential Treatment Requested] messages during Contract Year one (1) and
[Confidential Treatment Requested] messages during Contract Year two (2). The maximum bonus to be received shall not exceed four hundred thousand dollars ($400,000) per Contract Year with the first Contract Year commencing in January of 1998. Should Agent not meet the minimum threshold during a Bonus Quarter they will not receive a bonus payment that quarter. In the event Agent bypasses the previous Bonus Quarters unearned commitment level and reaches the present Bonus Quarters commitment level, they will receive both bonus payments, the intent being a customer shall receive one bonus payment per message threshold. Example of Contract Year one (1) threshold:

     BONUS QTR                     TOTAL CUMULATIVE MESSAGES                         BONUS EARNED
     ---------                     -------------------------                         ------------

                               [Confidential Treatment Requested]


4.3 In the event Agent terminates this Agreement for any reason prior to the expiration of the Initial Term of such Agreement, or fails to comply with any of the provisions of such Agreement, Agent shall reimburse AT&T the entire amount of any bonus payment(s) received under this section, such reimbursement to be without limitation on any of AT&T's other rights or remedies under or with respect to the AT&T Commission Agreement.

5.0      COMPLIANCE PROGRAM

5.1 AT&T may conduct physical audits at a sample of Locations in order to determine compliance with the terms of this Agreement. Following any compliance audit that AT&T performs, AT&T shall provide Agent with a written summary of the result of each audit, specifying by Location and telephone number, each telephone not in compliance and the specifics of non-compliance.

5.2 Any Location found to be out of compliance shall be suspended from coverage under the Agreement and no commission payment shall be made for such Location until such time as it is brought back into compliance. Agent may bring a non-complying Location, which AT&T has suspended, into compliance and seek to re-instate the Location to the Agreement. AT&T may, at its sole discretion, re-instate the Location by accepting an Attachment A. If AT&T re-instates the Location, AT&T will not begin paying commissions for the Location until the next full commission cycle, regardless if the Location is re-instated during a commission cycle.


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5.3 During the Initial Term of the Agreement, Agent shall be eligible to earn
Compliance Incentive Bonus payments which shall be paid by AT&T within forty-five (45) days after the end of each Compliance Quarter. Such bonus shall be earned and calculated monthly as set forth in the table below. The total quarterly Compliance Incentive Bonus shall be the sum of the three monthly bonus amounts earned in each Compliance Quarter. For Locations that are covered under this Agreement, that become effective or terminate during a Compliance Quarter as set forth below, the bonus payments will be earned for the actual months that the Location is covered.

                          COMPLIANCE QUARTERLY PERIODS
                          December 16 through March 15
                            March 16 through June 15
                          June 16 through September 15
                        September 16 through December 15

5.4      Compliance Incentive Bonus Calculation:

Monthly Bonus for Calendar Year One: The monthly bonus shall be calculated at [Confidential Treatment Requested] per message for AT&T Undesignated
Non-Sent Paid Calls for the first [Confidential Treatment Requested] messages per month. In the event that the monthly messages reach [Confidential Treatment Requested] messages, then the bonus will be calculated at [Confidential Treatment Requested] per message for the first [Confidential Treatment Requested] messages and [Confidential Treatment Requested] per message for those messages in excess of [Confidential Treatment Requested].


Monthly Bonus for Calendar Year Two: The monthly bonus shall be calculated at [Confidential Treatment Requested] per message for AT&T Undesignated Non-Sent Paid Calls for the first [Confidential Treatment Requested] messages per month. In the event that the monthly messages reach [Confidential Treatment Requested] messages, then the bonus will be calculated at [Confidential Treatment Requested] per message for the first [Confidential Treatment Requested] messages and [Confidential Treatment Requested] per message for those messages in excess of [Confidential Treatment Requested].

5.5 The Compliance Incentive Bonus earned as set forth above shall be subject to adjustment based upon the percentage of Locations found out of compliance in accordance with the following:

     The number of Locations selected for audit found to be out of compliance shall be used to calculate the total number of Locations considered as out of compliance by dividing the total number of Locations failed by the total number of Locations audited during each quarter to determine the percentage


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     of Locations which are not in compliance and the percentage of adjustment to the earned Compliance Incentive Bonus.

               PERCENTAGE OF LOCATIONS                               PERCENTAGE REDUCTION TO
             WHICH ARE NOT IN COMPLIANCE                            QUARTERLY COMPLIANCE BONUS
             ---------------------------                            --------------------------
      0.00%               to               5.99%                           No reduction
      6.00%               to               9.99%                               25.00%
     10.00%               to              15.99%                               50.00%
     16.00%               to              20.99%                               75.00%
     21.00%               +                                                   100.00%

5.6 In any Compliance Quarter where the percentage of Locations out of compliance requires an adjustment to the earned Compliance Incentive Bonus, AT&T shall reduce such Bonus by the appropriate percentage amount.

6.0      USAGE INFORMATION

6.1 All information relating to AT&T Non-Sent Paid Calls ("Usage Information"), shall remain the property of AT&T and when in tangible form shall be returned upon request. All Usage Information shall be kept confidential by Agent and shall be used only in Agent's performance hereunder.

7.0      INDEPENDENT CONTRACTOR

7.1 It is expressly understood and acknowledged that the parties are entering into this Agreement as independent contractors and that this Agreement is not intended to create, nor shall it be construed as creating, any type of partnership, joint venture, or franchise relationship between AT&T and Agent.

8.0      NO THIRD PARTY BENEFICIARIES

8.1 This Agreement shall not provide any person not a party to this Agreement with any remedy, claim, liability, reimbursement, commission, cause of action or other right in excess of those existing without reference to this Agreement.

9.0      GOVERNING LAW

9.1 This Agreement shall be governed by and interpreted in accordance with the domestic laws of the State of New York.

10.0     ENTIRE AGREEMENT; AMENDMENTS

10.1 This Agreement and any Attachments replace in its entirety the AT&T Commission Agreement between the parties dated January 16, 1996, and


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constitute the entire understanding between the parties and supersede all prior understandings, oral or written representations, statements, negotiations, proposals and undertakings with respect to the subject matter hereof. No amendment to this Agreement shall be valid except if it is in writing, refers specifically to this Agreement, and is subscribed by authorized representatives of the parties except that Attachment A may be modified by Agent requesting and AT&T agreeing to and acknowledging such modification. Notwithstanding the foregoing, AT&T shall be liable for any payments due to Agent under the January 16, 1996 Agreement.

11.0     NOTICES

11.1 All notices which may be given by any party to the other party shall be in writing and shall be deemed to have been duly given on the date delivered in person or deposited, postage prepaid, in the United States mail via Certified mail, return receipt requested.

         IN WITNESS WHEREOF, the parties have set their hands as of the day and year written below, acting through their authorized representatives.

MURDOCK COMMUNICATIONS                               AT&T COMMUNICATIONS, INC.
CORPORATION

/s/ Colin P. Halford                                 /s/ S.M. Budai
----------------------------                         --------------------------
Authorized Signature                                 Authorized Signature

Colin P. Halford                                     for John C. Powell
----------------------------                         --------------------------
Typed or Printed Name                                Typed or Printed Name

                                                     Sales Vice President,
President                                            Consumer Sales Division
----------------------------                         --------------------------
Title                                                Title

12/08/97                                             12/18/97
----------------------------                         --------------------------
Date                                                 Date

42-1339746
----------------------------
Federal Tax ID Number

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